UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ACTIVISION BLIZZARD, INC.
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Dear Shareholder,

In response to inquiries regarding our executive pay program for 2020 and future years, Activision Blizzard would like to clarify the following:

CEO Equity Awards Represent Four Years of Exceptional Performance. The vast majority of Mr. Kotick’s total compensation reported for 2020 is a result of having successfully delivered substantial shareholder return over a four-year period, during which time the company’s stock performance significantly exceeded that of its peer group median and the S&P 500.

In particular, the 2020 long-term incentive award is not a one-year compensation total but is reflective of the company exceeding its multi-year performance objective and reported based on the applicable accounting principles for performance-based awards.

Accounting treatment of 2020 and 2021 LTI Award Differs from Peers. Because the 2020 award established a significant stretch objective based on stock price growth, the Compensation Committee felt the best and most prudent method was to grant the awards at the end of the performance period so only the achieved portion of shares would be expensed accordingly. Because the award reflects above-maximum performance, the actual value is considerably higher than the target value.

This approach differs from peers, who largely grant equity at the beginning of the performance period and disclose only the target grant value; as such, the values are not directly comparable. Because of Activision Blizzard’s exceptional, above-maximum performance, the actual value of the 2020 LTI award is considerably higher than the target value.

No Change in Potential Shareholder Value Creation Incentive (SVCI) Impact to 2021 Award. The fact that the 2021 award was granted in December 2020 did not impact whether the award remained subject to the SVCI acceleration; the award had been subject to the provision prior to its granting. Please note that the SVCI provision has been eliminated on all equity granted after April 2021, per the terms of Mr. Kotick’s 2021 Extension Amendment.

Contract Extension has Resulted in Meaningfully Reduced CEO Pay Levels. CtW’s point that the Extension Amendment term is too short to significantly impact Mr. Kotick’s pay is inaccurate. Mr. Kotick’s Extension Amendment has already resulted in substantially lower pay levels and enhanced best practices for this year, continuing into next year:

•	Base: Decreased 2021 base salary 50% from $1,750,000 to $875,000; salary is below the 25th percentile of peer group and will continue to be for 2022.

•	2021 and 2022 CAIP: Maximum 2021 CAIP capped at 2x base salary (effectively capped “at target”); 2021 & 2022 target bonuses well below 25th percentile of peer group

•	2021 & 2022 LTI: CEO target LTI to be no greater than median CEO LTI, resulting in total target compensation expected to be below median target CEO compensation

•	Share ownership guidelines: Increased to 50X base salary, among the highest ownership guidelines in the S&P 500.

Notably shareholders did not express concern with the extension period of the contract. In fact, shareholders appreciated the opportunity to continue to engage as terms of the longer contract were considered.

In addition, prior to the Extension Amendment, the Committee, with Mr. Kotick’s support, ultimately determined to grant a lower value for the 2021 LTI award. Instead, the Committee established a much lower award opportunity in December 2020, reducing the target and maximum grant values by 40%. The award was originally likely to be earned at the maximum value of $54 million; however, the Committee ultimately granted a target value of $21.6 million with a potential maximum payout of $32.4 million.

Activision Blizzard’s Board Takes Shareholder Feedback and Votes Very Seriously. Following last year’s 2020 vote Compensation Committee members and Management reached out to shareholders owning 66% of outstanding shares and engaged with shareholders owning 63% of outstanding shares; Board members participated in conversations with shareholders owning 59% of outstanding shares. The Compensation Committee listened to shareholder concerns and made a number of meaningful changes to address them, including lowering CEO pay for 2021 and 2022 as described above. ISS supported the Compensation Committee’s responsiveness, stating that:

“the company engaged with a majority of its investor base, disclosed detailed points of feedback, and implemented changes to the pay program and disclosures in response to shareholders' concerns… Given the breadth of engagement efforts and feedback, coupled with improvements to the 2021 and 2022 pay program, the committee has demonstrated adequate responsiveness…”

As such, CtW’s claim that the Committee did not address longstanding shareholder concerns is inaccurate and in direct opposition with ISS’ assessment. Further, CtW’s statement regarding repeated opposition to CEO Kotick’s pay is also inaccurate. Shareholders have not repeatedly opposed executive compensation. In 2019 say-on-pay received 82% support and in 2018 it received 92% support.

COO New Hire Compensation Reflects Compensation Forfeited from Previous Employer. Mr. Alegre joined Activision Blizzard as President and COO in March 2020. Given his background and experiences, he is well positioned to continue improving execution among all parts of the organization, exploiting growth opportunities internationally and building on the digital direct relationship we have with our players. The Committee approved a compensation package which is primarily performance-based, incentivizing significant outperformance at Activision Blizzard and reflecting the compensation and benefits he was forfeiting upon leaving his previous employer. In many cases, his Activision Blizzard compensation provides a stronger link to performance, with a significant portion delivered in performance-based equity, in lieu of time-vested equity forfeited from his previous employer.

We thank you in advance for taking these points into consideration in advance of our Annual Meeting. We appreciate your support and feedback.

Sincerely,

/s/ Frances Fragos Townsend
Frances Fragos Townsend

EVP Corporate Secretary